UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 10
___________________

General Form for Registration of Securities Under Section 12(g) of the Securities Exchange Act of 1934

DYNAMIC APPLICATIONS CORP.
(Exact Name of Registrant As Specified In Its Charter)

Delaware	98-0573566
(State of Incorporation)	(I.R.S. Employer Identification No.)

c/o Eli Gonen, 14 Menachem Begin Street, Ramat Gan, Israel	52700
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, Including Area Code: (972) 3-7523922

  Securities to be Registered Under Section 12(b) of the Act:
None
(Title of Class)

Securities to be Registered Under Section 12(g) of the Act:
Common Stock, $0.00001
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer (as defined in Rule 12b-2 of the Exchange Act) or a smaller reporting company

Large accelerated filer ☐	Accelerated filer ☐	Non-Accelerated filer ☐	Smaller reporting company ☒

PART I

ITEM 1. DESCRIPTION OF BUSINESS Back to Table of Contents

Some of the statements contained in this registration statement on Form 10 of Dynamic Applications Corp. (hereinafter the "Company", "We" or the "Registrant") discuss future expectations, contain projections of our plan of operation or financial condition or state other forward-looking information. In this registration statement, forward-looking statements are generally identified by the words such as "anticipate", "plan", "believe", "expect", "estimate", and the like. Forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results or plans to differ materially from those expressed or implied. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. A reader, whether investing in the Company's securities or not, should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement. Important factors that may cause actual results to differ from projections include, for example:

-	the success or failure of management's efforts to implement the Registrant's plan of operation;
-	the ability of the Registrant to fund its operating expenses;
-	the ability of the Registrant to compete with other companies that have a similar plan of operation;
-	the effect of changing economic conditions impacting our plan of operation;
-	the ability of the Registrant to meet the other risks as may be described in future filings with the SEC.

General Background

We were incorporated in Delaware on March 7, 2008 and are a development stage company engaged in the business of developing equipment covered by an exclusive world-wide patent (Patent No. 5497555) which we acquired from Appelfeld Zer Fisher in a patent transfer and sale agreement ("Agreement"). The patent and related technology covers the design and development of an electromagnetic percussion device with a striking piston made of a single monolithic block (the "Patented Device"). The Company believes that its Patented Device technology is more durable and rugged than previous technologies and/or methods. In addition to developing our Patented Device, we are also pursuing the cooperation with or the acquisition of business technologies in the green technology field and related technologies, among others, which we believe should offer us the potential for growth for our existing as well as other technologies.

Third-Party Manufacturers

We will rely on third parties to develop a prototype of the Patented Device and to manufacture and market it commercially. In the event that our manufacturing and distribution agreements cannot be negotiated at terms and conditions satisfactory to the Company, we may not be able to develop or commercialize our Patented Device as planned. In addition, we may not be able to contract with third parties to manufacture our Patented Device in a commercially viable manner. Furthermore, to the extent that third-party manufacturers fail to adequately perform their obligations under the contract arrangements that we do negotiate our ability to establish a competitive position could be impaired. As of the date of this Registration Statement, we have not entered into any agreement with potential third-party manufacturers for our Patented Device. Further, as we develop and/or acquire new technologies, we expect that we will, at least initially, enter into arrangements with third parties to manufacture and/or market these new products.

Intellectual Property

On March 27, 2008, we executed the Agreement with Appelfeld Zer Fisher, the original owners of the technology, pursuant to which we were granted all rights, title and interest in, the Patented Device and related technologies. On April 13, 2008, the patent assignment was recorded in the United States Patent and Trademark Office. Our patent remains in full force and effect. In addition to our patent, we will continue to explore entering into negotiations with third parties for the acquisition of additional patents, as well as other intellectual property, to further our business development in the technology area with a concentration on green technology.

Competition

There are many companies in the electromagnetic percussion field, including major international manufacturers, having far greater financial and other resources, together with significantly greater operating histories, than the Company. We are not, however, aware of any other company that has developed, manufactured, and/or marketed a device of a similar nature that incorporates a design in which the positions of the electromagnetic coil and electromagnetically active body are reversed.

We believe our patented technology and design incorporated in our Patented Device, should permit us to successfully addresses certain shortcomings of the presently known configurations by providing an electromagnetic percussion machine whose striking piston is made of a single monolithic block of material. The Company believes that its technology is more durable and rugged than previous technologies and/or methods. In addition, as we develop and/or acquire rights to additional technologies, we also expect to face significant competition from other companies engaged in the manufacture and sale of such other technologies, virtually all of which will have far greater financial and other resources and longer operating histories.

Existing Or Potential Future Government Regulations

We may be subject to the provisions of the Federal Consumer Product Safety Act and the Federal Hazardous Substances Act, among other laws. These acts empower the CPSC to protect the public against unreasonable risks of injury associated with consumer products. The CPSC has the authority to exclude from the market articles that are found to be hazardous and can require a manufacturer to repair or repurchase such devices under certain circumstances. Any such determination by the CPSC is subject to court review. Violations of these acts may also result in civil and criminal penalties. Similar laws exist in some states and cities in the U.S. and in many jurisdictions throughout the world.

Employees

Other than our current officers and directors, we have no other full-time or part-time employees. During the next twelve months, we believe that we may be required to hire a limited number of either full or part-time employees to further our business plan related to our Patented Device. Our hiring plan is dependent upon available financial resources. We expect that when we complete development of our Patented Device, the timing of which we cannot assure, and assuming that our resources are sufficient, that we will need to hire up both part-time and full-time employees for our growing operations.

Recent Developments

On October 26, 2012, the Company's reverse stock split on a 1:100 basis ("Reverse Split") was implemented and approved by FINRA. In connection with the Reverse Split, the Company also amended its Articles of Incorporation to reduce its authorized shares of common stock from 19.8 billion shares to 500 million shares. The Company believes that its capital structure, as amended, should make investment in our shares of common stock potentially more desirable to investors and the financial community in general.

The Company is filing this Registration Statement under the Securities Exchange Act of 1934 (the "Exchange Act") to have its shares of common stock registered under the Exchange Act and become subject to the reporting obligations of the Securities and Exchange Commission ("SEC"). The Company believes that being a reporting company under the Exchange Act should enhance increases its ability to raise additional capital to expand its current business operations and enhance its ability to effectuate acquisitions and/or mergers with other technology companies in related fields of business, among others. As of the date of this Registration Statement, and until we raise additional capital, we have deferred taking more active steps related to pursuing and/or identifying acquisition and/or merger candidates. Nevertheless, our management team continues to evaluate opportunities related to its current business as well as related technologies.There is currently only a very limited trading market in our shares. There can be no assurance, that an active trading market for our common stock will commence. Further, in the event that an active trading market commences, there can be no assurance as to the market price of our shares of common stock, whether any trading market will provide liquidity to investors, or whether any trading market will be sustained. Nevertheless, we believe that our recently implemented Reverse Split and the amendment to our capital structure, together with our ability to raise capital through loans from our directors, officers and affilated persons, should make investment in our shares more desirable to investors and to the financial community.

ITEM 1A. RISK FACTORS Back to Table of Contents

FORWARD-LOOKING STATEMENTS
This Registration Statement on Form 10 contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, the market in which we operate, our beliefs and our management's assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by us or on our behalf. Words such as "expects", "anticipates", "targets", "goals", "projects", "intends", "plans", "believes", "seeks", "estimates", variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict or assess. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements.

We are a development stage company with only a limited operating history and may never be able to carry out our business plan or achieve any revenues or profitability; as a development stage company, potential investors have a high probability of losing their entire investment.

We are subject to all of the risks inherent in the establishment and growth of a development stage business. We were established on March 6, 2008, for the purpose of engaging in the development, manufacture, and sale of our Patented Device. ..While we have not generated any revenues nor have we realized a profit from our operations to date, we believe that our recent ability to raise capital from affiliated persons should enhance our ability to raise equity capital from potential third-party investors so as to permit us to complete development of our business plan. There can be no assurance that we will be able to generate any significant revenues or profitability, if at all. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in growing a development stage business in our industry and, as a result, our Company is a highly speculative venture involving significant financial risk.

We expect to incur operating losses in the next twelve months because we have only a very limited ability to generate revenues from operations unless and until we successfully complete development of a commercially viable prototype of our Patented Device.

To date we have not generated revenues from our Patented Device business. While our Patented Device is not currently available for sale, we intend to devote our limited financial resources to its continued development as well as to the acquisition of related technology assets. We expect to incur operating losses over the next twelve months and until we are successful in developing a workable prototype of our Patented Device. We recognize that if we are unable to generate revenues, we may not be able to continue operations. There can be no assurance that we will generate any operating revenues or ever achieve profitable operations.

We expect that during the next twelve months, we will have to continue to rely on loans from affiliates to fund our operating expenses and will require additional funds through the sale of our common stock; this will be dependent upon favorable market conditions and interest in our business activities by investors.

We have limited cash resources to fund our administrative and operating expenses for the next twelve months. We will require additional capital following the development of a workable prototype for our Patented Device in order to arrange for the manufacturing and marketing of our Patented Device. Because we do not expect to have any cash flow from operations within the next twelve months, we will need to raise additional capital, which may be in the form of loans from current stockholders and/or through the issuance of restricted shares to investors. Our ability to access capital will depend on our success in implementing our business plan. It will also depend upon the status of the capital markets at the time such capital is sought. Should sufficient capital not be available, the implementation of our business plan could be delayed and, accordingly, the implementation of our business strategy would be adversely affected. If we are unable to raise additional funds in the future, we may have to cease all substantive operations. In such event it would not be likely that investors would obtain a profitable return on their investment or a return of their investment at all.

Our auditors have expressed substantial doubt about our ability to continue as a going concern, we may have to suspend or cease operations within twelve months.

Our audited financial statements for the period from March 7, 2008 (inception) through December 31, 2011, were prepared using the assumption that we will continue our operations as a going concern. We were incorporated on March 7, 2008, and do not have a history of earnings. As a result, our independent accountants in their audit report have expressed substantial doubt about our ability to continue as a going concern. Continued operations are dependent on our ability to complete equity or debt financing activities or to generate profitable operations. Such capital formation activities may not be available or may not be available on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. There is not enough cash on hand to fund our administrative expenses and operating expenses or our proposed research and development program for the next twelve months. Therefore, we may be unable to continue operations in the future as a going concern. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in the Company.

We have no track record that would provide a basis for assessing our ability to conduct successful business activities. We may not be successful in carrying out our business objectives.

The revenue and income potential of our Patented Device as well as expanded business operations are unproven to date. We have only a very limited operating history makes it difficult to evaluate the future prospects of our business. While our management and principal shareholders have invested in our Company during 2012, there can be no assuance that management's assumption and belief that our business operations will prove to be successful is correct. We continue to be dependent upon funding from affiliated persons/principal shareholders and officers. Accordingly, there is only a limited basis upon which potential investors would be able to assess the likelihood that we will be successful in developing a commercially viable prototype of our Patented Device and/or related technology products. is a substantial risk that we will not be successful in implementing our business plan, or if initially successful, in thereafter generating any operating revenues or in achieving profitable operations.

As a development stage company, we may experience cost overruns in developing our Patented Device in amounts not currently determinable, and we may not have sufficient capital to successfully complete the development and marketing of our Patented Device.

We may experience substantial cost overruns in manufacturing and marketing our Patented Device and may not have sufficient capital to successfully complete our project. We may not be able to manufacture or market our Patented Device or other products and technologies because of industry conditions, general economic conditions, and/or competition from potential manufacturers and distributors. In addition, the commercial success of our Patented Device or any product or technology is often dependent upon factors beyond the control of a development stage company attempting to market new technology, including, but not limited to, market acceptance and whether or not third parties promote the products through prominent marketing channels and/or other methods of promotion.

We will rely on third parties to develop a prototype and to manufacture our proposed product.

We will rely on third parties to develop a prototype of our Patented Device and to work with us to manufacture the product. If we are unable to enter into manufacturing or distribution agreements, or if our manufacturing and distribution agreements are not satisfactory, we may not be able to develop or commercialize our product as planned. In addition, we may not be able to contract with third parties to manufacture our product in an economical manner. Furthermore, third-party manufacturers may not adequately perform their obligations, which may impair our competitive position. If a manufacturer fails to perform, we could experience significant time delays or we may be unable to commercialize or continue to market our Patented Device, which would result in losses of sales and goodwill.

We are a small development stage company with limited resources compared to some of our potential competitors and we may not be able to compete effectively and develop and thereafter increase market share.

The electromagnetic percussion system industry is very competitive and although we believe our technology offers unique development opportunities, we cannot guarantee that these features are enough to effectively capture a significant enough market share to successfully launch and sustain our product. Most of our current and potential competitors have longer operating histories, significantly greater resources and name recognition, and a larger base of distributors and customers than we have. As a result, these competitors have greater name credibility with our potential distributors and customers. Our competitors also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion, and sale of their products and services than we can to ours. To be competitive, we must continue to invest significant resources in research and development, sales and marketing, and customer support. We may not have sufficient resources to make these investments or to develop the technological advances necessary to be competitive, which in turn will cause our business to suffer and restrict our profitability potential.

Our success will depend on third party distribution channels and our own marketing expertise.

We intend to sell our Patented Device and other technology products that we develop either ourselves and through a series of resellers and distributors. Our future revenue growth will depend in large part on sales of our product through these relationships. We may not be successful in developing distribution relationships. Entities that distribute our products may also compete with us, by offering similar products and technologies. In addition, these distributors may not dedicate sufficient resources or give sufficient priority to selling our product. Our failure to develop distribution channels, the loss of a distribution relationship, or a decline in the efforts of a material reseller or distributor could prevent us from generating sufficient revenues to become profitable.

Our management team has very limited experience in running a technology company; they may not be able to successfully operate such a business, which could cause you to lose your investment.

We are a development stage company and we intend to manufacture, market, and sell our Patented Device, an electromagnetic percussion system, as well as other technology products. Our current directors and officers have effective control over all decisions regarding both policy and operations of our Company with no oversight from other management. Our success is contingent upon the ability of these individuals to make appropriate business decisions in these areas. However, our directors and officers have no experience in operating a company that sells electromagnetic percussion systems and otherwise have limited experience in technology. It is possible that this lack of relevant operational experience could prevent us from becoming a profitable business and hinder an investor from obtaining a return on his investment in us.

Our directors and officers have other outside business activities and will only be devoting up to 10% of their time to our operations; our operations may be sporadic which may result in periodic interruptions or suspensions of our business activities.

Our directors and officers are only engaged in our business activities on a part-time basis. This could cause the officers a conflict of interest between the amount of time they devote to our business activities and the amount of time required to be devoted to their other activities. Our current directors and officers, intend to devote only approximately 5 hours per week to our business activities. Any increase in business activities may require that either our directors or officers engage in our business activities on a full-time basis or that we hire additional employees; however, at this time, we do not have sufficient funds to pursue either option.

If our intellectual property protection is inadequate, competitors may gain access to our technology and undermine our competitive position.

We regard our current and future intellectual property as important to our success, and we rely on patent law to protect our proprietary rights. Despite our precautions, unauthorized third parties may copy certain portions of our product or reverse engineer or obtain and use information that we regard as proprietary. We have been granted one patent in the United States and we may seek additional patents in the future. We do not know if any future patent application will be issued with the scope of the claims we seek, if at all, or whether any patents we receive will be challenged or invalidated. Thus, we cannot assure you that our intellectual property rights can be successfully asserted in the future or that they will not be invalidated, circumvented or challenged. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology. Any failure to protect our proprietary information and any successful intellectual property challenges or infringement proceedings against us could have a material adverse affect on our business, financial condition, or results of operations.

We may be subject to intellectual property litigation, such as patent infringement claims, which could adversely affect our business.

Our success will also depend in part on our ability to develop a commercially viable product without infringing the proprietary rights of others. Although we have not been notified of any infringement claims, other patents could exist or could be filed which would prohibit or limit our ability to develop and market our electromagnetic percussion system in the future. In the event of an intellectual property dispute, we may be forced to litigate. Intellectual property litigation would divert management's attention from developing our product and would force us to incur substantial costs regardless of whether or not we are successful. An adverse outcome could subject us to significant liabilities to third parties, and force us to cease operations.

If and when we sell our Patented Device and other technology products, we may be liable for product liability claims and we presently do not maintain product liability insurance.

The electromagnetic percussion product that we are developing may expose us to potential liability from personal injury or property damage claims by end-users of the product. We currently have no product liability insurance to protect us against the risk that in the future a product liability claim or product recall could materially and adversely affect our business. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our product. We cannot assure you that when we commence distribution of our product that we will be able to obtain or maintain adequate coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims. Moreover, even if we maintain adequate insurance, any successful claim could materially and adversely affect our reputation and prospects, and divert management’s time and attention. If we are sued for any injury allegedly caused by our future products our liability could exceed our total assets and our ability to pay the liability.

Risks Related to Our Common Stock

We may in the future issue additional shares of our common stock which would reduce investors’ ownership interests in the Company and which may dilute our share value. We do not need stockholder approval to issue additional shares.

Our certificate of incorporation authorizes the issuance of 500,000,000 shares of common stock, par value $0.00001 per share and 20,000,000 preferred shares. The future issuance of all or part of our remaining authorized common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Security and Exchange Commission relating to the penny stock market, which, in highlight form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Our controlling shareholder owns 50.5% of the Company's common stock and thus may influence certain actions requiring stockholder vote without the requirement of any other shareholder vote or consent.

If there is a shareholder meeting, as a consequence of the controlling shareholder’s significant equity interest, the controlling shareholder has certain discretion regarding proposals submitted to a vote by shareholders. As a result, the controlling shareholder has the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. In addition, the controlling shareholder has the ability to control the appointment of management and therefore the business affairs of the Company. Additionally, in the event that the controlling shareholder controls the Company at the time of his death, control may be transferred to a person or entity that he designates as his successor. As controlling stockholder, Mr. Shenker is entitled to vote his shares in his own interests, which may not always be in the interests of our stockholders generally.

There is no active trading market for our common stock and none may develop or be sustained.

From August 20, 2008 through April 26, 2010, our common stock was trading on the FINRA BB under the symbol “DYAP”. In connection with not filing its quarterly report for the period ended March 31, 2010 and subsequent delinquency in our reporting requirements, our common stock became subject to quotation on the OTC market. There is currently no active trading market in the common stock on the OTC market. There can be no assurance that there will be an active trading market for the common stock once the Company becomes a reporting company under the Exchange Act. In the event that an active trading market commences, there can be no assurance as to the market price of the shares of common stock, whether any trading market will provide liquidity to investors, or whether any trading market will be sustained.

Upon the filing of this registration statement we will become subject to reporting requirements under the Exchange Act.

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is required to provide certain information about significant acquisitions and other material events. The Company will continue to be required to file quarterly reports on Form 10-Q and annual reports on Form 10-K, which annual report must contain our audited financial statements. As a reporting company under the Exchange Act, the Company will be required to file a report on Form 8-K or other form appropriate under the Exchange Act. A Form 8-K must be generally filed with the SEC within 4 days.

Additional financing requirements associated with reporting obligations under the Exchange Act.

We have no revenues and are dependent upon the willingness of management and/or related parties to fund the costs associated with the reporting obligations under the Exchange Act, and other administrative costs associated with our corporate existence. We may not generate any revenues unless we enter into manufacturing or distribution agreements.

We believe that we will have sufficient funds available to pay accounting and professional fees and other expenses to fulfill our reporting obligations under the Exchange Act until we generate sufficient cash flow from operations. In the event that our available funds, from management and/or related parties, prove to be insufficient, we will be required to seek additional financing. Our failure to secure additional financing could have a material adverse affect on our ability to pay the accounting and other fees in order to continue to fulfill our reporting obligations and pursue our business plan. We do not have any arrangements with any bank or financial institution to secure additional financing and there can be no assurance that any such arrangement would be available on terms acceptable and in our best interests. While we are dependent upon interim funding provided management and/or related parties to pay professional fees and accounting fees and related expenses, we have neither a written nor oral agreement with such parties to provide any continued funding. Notwithstanding the foregoing, we anticipate that management and/or related parties will continue to fund the costs associated with being a reporting company until such time as the Company generates cash flow from operations.

State Blue Sky Registration, potential limitations on resale of the securities.

The holders of our shares of common stock and those persons, who desire to purchase them in any trading market that might develop, should be aware that there may be state blue-sky law restrictions upon the ability of investors to resell our securities. Accordingly, investors should consider the secondary market for the Registrant's securities to be a limited one.

It is the present intention of the Registrant's management after the commencement of new business operations to seek coverage and publication of information regarding the Registrant in an accepted publication manual, which permits a manual exemption. The manual exemption permits a security to be distributed in a particular state without being registered if the Registrant issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuer's officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. Furthermore, the manual exemption is a nonissuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities.

Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they "recognize securities manuals" but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Because the Company has no revenues and has negative cash flow, dividends are therefore unlikely.

We do not expect to pay dividends for the foreseeable future because we have no revenues. The payment of dividends will be contingent upon our future revenues and earnings, if any, capital requirements and overall financial condition. The payment of any future dividends will be within the discretion of our board of directors. It is our expectation that management will determine to retain any earnings for use in business operations and accordingly, we do not anticipate declaring any dividends in the foreseeable future.

Our past failure to comply with reporting obligations under section 13(a) of the Exchange Act may have had a material adverse affect on our stockholders by negatively impacting our stock price and the liquidity in our trading market, which may have caused losses to our stockholders and potential liabilities of the Company.

As of April 15, 2010, the Company was not in compliance with Section 13(a) of the Exchange Act because the Company had failed to file certain interim quarterly or annual reports since the quarterly report for the period ended March 31, 2010. On July 26, 2011, the Company filed Form 15 to terminate the registration of its common stock under the Exchange Act. The termination became effective October 24, 2011. At the time of filing the Form 15with the Commission, we were not in compliance with Section 13(a) of the Exchange Act, which requires every issuer of a security registered pursuant to Section 12 of the Exchange Act to file periodical and other reports with the SEC in accordance with the SEC’s rules and regulations and there can be no assurance that we will comply with Section 13(a) of the Exchange Act in the future. Our past failure to comply with Section 13(a) of the Exchange Act may have a material adverse affect on our stockholders by negatively impacting our stock price and the liquidity in the trading market for our shares, resulting in loss being incurred by our stockholders and potential liability by the Company. In the event that the Company fails again to comply with its reporting obligations under the Exchange Act, the Commission may revoke our registration and/or suspend trading in our shares of common stock.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND PLAN OF OPERATION Back to Table of Contents

The following discussion contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use of words such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe", and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. From time to time, we also may provide forward-looking statements in other materials we release to the public.

Plan of Operation

We are a development stage company that has acquired the technology and received a patent for an electromagnetic percussion system, our Patented Device. The system includes (a) a housing; (b) an instrument connected to, and extending beyond, said housing; (c) a piston body reciprocable within said housing and adapted to impact said instrument, said piston body including an intermediate region of a first diameter and an enlarged posterior head of a second diameter, said second diameter being larger than said first diameter; (d) a driving member reciprocable within said housing, said driving member including a coupling element for slidably accommodating said head of said piston body, thereby coupling said driving member and said piston body together, said coupling element including a plurality of leaves which enclose and confine said head of said piston body when said coupling element is within said housing but which can be moved apart when said coupling element is outside said housing to allow said head of said piston body to be inserted into, or removed from, said coupling element; (e) an electromagnetically active body connected to said driving member; and (f) an electromagnetic coil connected to said housing, said coil operationally coupled to said electromagnetically active body so as to cause the reciprocation of said driving member.

The Patented Device can be used for a variety of purposes, including use as a chisel, a cutting tool, a magnet, a coil, etc.

We have not yet engaged a manufacturer to complete development of a fully operational prototype of the Patented Device. Our objective is to manufacture the product ourselves through third party sub-contractors and market the product as an off-the-shelf device, and/or to license the manufacturing rights to product and related technology to third party manufacturers who would then assume responsibility for marketing and sales. The Company, in addition to developing its Patented Device, is also pursuing the acquisition of business technologies in the green technology field and related technologies. The business plan of the Company is to continue development of its Patented Device as well at its focus on developing new technologies in the clean tech industry and is considering various initiatives.

Our auditors have issued an opinion on our financial statements which includes a statement describing concern about our ability to continue as a going concern. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills and meet our other financial obligations. This is because we have not generated any revenues and no revenues are anticipated until we begin marketing the product. Accordingly, we must raise capital from sources other than the actual sale of the product. We must raise capital to implement our project and stay in business. Even if we raise the maximum amount of money in this offering, we do not know how long the money will last, however, we do believe it will last at least twelve months.

General Working Capital

We may be wrong in our estimates of funds required in order to proceed with developing a prototype and executing our general business plan described herein. Should we need additional funds, we would attempt to raise these funds through additional private placements or by borrowing money. We do not have any arrangements with our controlling shareholder, management, potential investors or lenders to provide such funds and there is no assurance that such additional financing will be available when required in order to proceed with the business plan or that our ability to respond to competition or changes in the market place or to exploit opportunities will not be limited by lack of available capital financing. If we are unsuccessful in securing the additional capital needed to continue operations within the time required, we may not be in a position to continue operations.

Liquidity and Capital Resources

As of September 30, 2012, we had $6,863 in cash compared to cash of $7,929 at December 31, 2011. Cash and cash equivalents from inception to date have been sufficient to provide the operating capital necessary to operate to date. The Company had liabilities of $80,182 at September 30, 2012, as compared to liabilities of $42,299 at December 31, 2011. Our liabilities as of September 30, 2012 consisted of $8,490 in accounts payable, $28,436 in loans from related parties and a $43,256 convertible note.

We had negative cash flow from operations of $39,211 during the nine-month period ended September 30, 2012 mainly due to a net loss of $76,810 offset by $31,201 in amortization of beneficial conversion features and an increase in accounts payable and accrued liabilities of $6,398. We financed our negative cash flow from operations during the nine month period through proceeds from the issuance of common stock of $12,167 and proceeds from convertible notes of $27,800.

We do not have sufficient resources to effectuate our business plan. We expect to incur a minimum of $200,000 in expenses during the next twelve months of operations. We estimate that this will be comprised mostly of development and operating expenses including; $50,000 towards the development of a working prototype, $20,000 towards marketing materials and the remaining amount of approximately $130,000 will be needed for general overhead expenses such as for reimbursed expenses, corporate legal and accounting fees, office overhead and general working capital. Accordingly, we will have to raise the funds to pay for these expenses. We might do so through a private offering. We potentially will have to issue debt or equity or enter into a strategic arrangement with a third party. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

There are no limitations in our articles of incorporation on our ability to borrow funds or raise funds through the issuance of restricted common stock to pursue new business opportunities. Our limited resources and lack of operating history may make it difficult to do borrow funds or raise capital. Our inability to borrow funds or raise funds through the issuance of restricted common stock required to facilitate our plan of operation may have a material adverse effect on our financial condition and future prospects. To the extent that debt financing ultimately proves to be available, any borrowing will subject us to various risks traditionally associated with indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest.

ITEM 3. DESCRIPTION OF PROPERTY Back to Table of Contents

The Company’s corporate office is located at the offices of Tera Management, 14 Menachem Begin Street, Ramat Gan, Israel. Tera Management, a company controlled by Mr. Gonen, the Company’s chairman, provides this office space, consisting of approximately 100 square feet, rent-free and the Company believes that these facilities are sufficient for the near future or until such time that the Company engages in a new business venture or business combination.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT Back to Table of Contents

The table below discloses any person (including any "group") who is known to the Registrant to be the beneficial owner of more than five (5%) percent of the Registrant's common stock securities and the beneficial ownership of Registrant's director and executive officer. As of November 15, 2012, the Registrant had 15,829,450 shares of common stock issued and outstanding.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Common Stock Owned
Jacky Shenker	8,000,000	50.54%
78 Uziel Street, Jerusalem, Israel
Levi Krasney	1,300,000	8.21%
8 Paamoni, Tel Aviv, Israel
Amir Uziel	1,300,000	8.21%
9 Hakormim Street, Misgav, Tel Aviv
Elimelech Krasney	1,300,000	8.21%
43 Yehuda Hamakabi Street, Tel Aviv, Israel
Ruth Katz	1,300,000	8.21%
26 Kadish Luz Street, Jerusalem, Israel
Guil Mediouni	1,300,000	8.21%
14 Netaaim Street, Rishon Letzion, Israel
Eli Gonen, Chairman	80,000	0.51%
16/2 Hazamir Street, Mevaseret Zion, Israel
Ori Goore, Ceo and Director	80,000	0.51%
36/1 Yaholom Street, Modi"In, Israel
Asher Zwebner, CFO and Director	0	0.00%
216 Jaffa Street, Jerusalem, Israel
Director and Officer (3 person)	160,000	1.02%

To the knowledge of the Registrant, there are no arrangements which may result in a change in control of the Registrant. However, in the event that the Registrant enters into a business combination with an operating entity, it may be expected that it will experience a change in control.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS Back to Table of Contents

Our directors was elected to serve until the next annual meeting of shareholders and until his respective successors will have been elected and will have qualified. The following table sets forth the name, age and position held with respect to our present director and executive officer:

Name	Age	Title	Date Became Executive Officer
Eli Gonen	62	Chairman	02/02/2009
Ori Goore	39	CEO and Director	02/02/2009
Asher Zwebner	47	CFO and Director	11/01/2008

Eli Gonen, age 62, was the President and Chief Executive Officer of Azorim Tourism, f/k/a Sheraton Moriah Israel from 1999 through 2008. Previously between 1992-1996 Mr. Gonen served as the CEO for the Israeli ministry of tourism. Currently Mr. Gonen operates a business entrepreneurship company which he owns and as a director for Israel Discount Bankl.  Mr. Gonen has an Advanced Studies degree from the University of Berkley and an M.B.A. from Hebrew University.

Ori Goore, age 39, until recently the Deputy Chief Executive Officer at Carmel Beach Resort 89 Ltd. an affiliate of Delek Real Estate Group, where he has been in such position since July 2007. From October 2006 through July 2007 Mr. Goore was the senior economic advisor to the Chief Executive Officer at Delek Real Estate Group. From October 2002 through January 2006 he was the economic advisor to the Chief Financial Officer at Israeli Ports, Assets and Development Company Ltd. Mr. Goore has an L.L.M. from the Hebrew University and a M.B.A. from Arison School for Business Management.

Asher Zwebner, age 47, has been serving as the Company’s CFO since November 2008. He also serves as the chief financial officer of PCMT Corporation since October 18, 2007. PCMT Corporation is a Delaware corporation and an Israeli developer of proprietary technologies for law enforcement and border control. Since January 1, 2007 Mr. Zwebner has also served as the chief financial officer of SinoBiomed Inc., a Delaware corporation that is engaged in the Chinese biopharmaceutical industry. PCMT Corporation and SinoBiomed Inc. are not affiliated with the Company. Mr. Zwebner is a certified public accountant in Israel and in the United States, and received a bachelor's degree in accounting and finance from Touro College in 1988.

All executive officers are elected by the Board and hold office until the next annual meeting of stockholders and until their successors are elected and qualify.

Compliance With Section 16(a) Of The Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the registrant's officers and directors, and persons who own more than 10% of a registered class of the registrant's equity securities, to file reports of ownership and changes in ownership of equity securities of the Registrant with the Securities and Exchange Commission. Officers, directors and greater-than 10% shareholders are required by the Securities and Exchange Commission regulation to furnish the registrant with copies of all Section 16(a) forms that they file. The officers, directors and 5% shareholder intent to become compliant with the requirements of section 16(a) once the Company becomes subject to the reporting requirements under the Exchange Act.

ITEM 6. EXECUTIVE COMPENSATION Back to Table of Contents

The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our chief executive officer and other executive officers with annual compensation exceeding $100,000 during the fiscal years ending December 31, 2011, 2010 and 2009.

Summary Compensation Table
					Long Term
		Annual Compensation			Compensation Awards

				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Award(s)	Options	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Ori Goore, CEO and Director (1)	2011	0	0	0	0	0	0
	2010	0	0	0	0	0	0
	2009	0	0	0	0	0	0
Asher Zwebner, CFO and Director (2)	2011	24,000	0	0	0	0	0
	2010	24,000	0	0	0	0	0
	2009	24,000	0	0	0	0	0

(1) Mr. Goore became the Company's CEO and director in February 2002 and has not received any compensation for serving as CEO and director.
(2) Mr. Zwebner became the Company's CEO and director in November 2008 and has not received any cash compensation for serving as CEO and director.

The Company has no employment agreement with its president.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE Back to Table of Contents

During the two most recent fiscal years and to date, the Company and its officers, directors and related parties were not engaged in any related party transactions involving amounts exceeding $120,00, and in which any related person had or will have a direct or indirect material interest.

ITEM 8. LEGAL PROCEEDINGS Back to Table of Contents

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company's property is not the subject of any pending legal proceedings.

ITEM 9. MARKET PRICE OF FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTER Back to Table of Contents

Market Information

From August 20, 2008 through April 26, 2010, our common stock was trading on the FINRA BB under the symbol “DYAP”. In connection with not filing its quarterly report for the period ended March 31, 2010 and subsequent delinquency in our reporting requirements, our common stock became subject to quotation on the OTC market. There is currently no active trading market in the common stock on the OTC market. There can be no assurance that there will be an active trading market for the common stock once the Company becomes a reporting company under the Exchange Act. In the event that an active trading market commences, there can be no assurance as to the market price of the shares of common stock, whether any trading market will provide liquidity to investors, or whether any trading market will be sustained.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.
	Fiscal 2011		Fiscal 2010		Fiscal 2009
	High	Low	High	Low	High	Low
First Quarter ended March 31	$0.0037	$0.0016	$0.011	$0.005	$0.25	$0.00
Second Quarter ended June 30	$0.0030	$0.0014	$0.025	$0.0025	$0.22	$0.05
Third Quarter ended September 30	$0.0160	$0.0013	$0.0052	$0.0018	$0.11	$0.05
Fourth Quarter ended December 31	$0.0050	$0.0020	$0.0054	$0.0014	$0.09	$0.02

As of November 15, 2012, our shares of common stock were held by approximately 80 stockholders. The transfer agent of our common stock is Nevada Agency and Transfer Company, 50 W. Liberty Street, Suite 880, Reno, NV 89501; Phone: (775) 322-0626. Nevada Agency and Transfer Company is registered under the Exchange Act.

Dividends

Holders of common stock are entitled to dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore. We have never declared cash dividends on its common stock and our Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings to finance the growth of our businesses. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES Back to Table of Contents

On August 23, 2011, the Company issued 110,000,000 (post-reverse 1,100,000) restricted shares of common stock pursuant to a private placement offering, at a purchase price of $0.00317 per share for proceeds of $3,487.

On September 27, 2011, the Company issued 848,000,000 (post-reverse 8,480,000) restricted shares of its common stock pursuant to a private placement offering, at a purchase price of $0.00317 per share for proceeds of $26,844 and On December 21, 2011, the Company issued 500,000,000 (post-reverse 5,000,000) restricted shares of its common stock pursuant to a private placement offering, at a purchase price of $0.00317 per share for proceeds of $15,850 (of which $10,801 was receivable at December 31, 2011).

ITEM 11. DESCRIPTION OF SECURITIES TO BE REGISTERED Back to Table of Contents

Capital Stock

The Corporation’s authorized shares of common stock is 500,000,000 shares, par value $0.00001, and 20,000,000 shares of preferred stock, par value $0.00001. Each share of common stock entitles a stockholder to one vote on all matters upon which stockholders are permitted to vote. No stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us, and no stockholder has any right to convert the common stock into other securities. No shares of common stock are subject to redemption or any sinking fund provisions. All the outstanding shares of our common stock are fully paid and non-assessable. Our stockholders of common stock are entitled to dividends when, as and if declared by our board from funds legally available therefore and, upon liquidation, to a pro-rata share in any distribution to stockholders. We do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

Provisions Having A Possible Anti-Takeover Effect

Our Articles of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board and to discourage certain types of transactions which may involve an actual or threatened change of our control. Our board is authorized to adopt, alter, amend and repeal our Bylaws or to adopt new Bylaws.

ITEM 12. INDEMNIFICATION OF OFFICERS AND DIRECTORS Back to Table of Contents

The Company’s certificate of incorporation provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and provides for indemnification to the extent permitted by Delaware law.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA Back to Table of Contents

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Michael F. Cronin
Certified Public Accountant
Orlando, FL 32708

Board of Directors and Shareholders
Dynamic Applications Corp.

Ramat Gan, Israel

I have audited the accompanying balance sheets of Dynamic Applications Corp. (a development stage company) as of December 31, 2011 and 2010 and the related statements of operations, stockholders' deficiency and cash flows from inception (March 7, 2008) and for the years then ended. The financial statements are the responsibility of the directors. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dynamic Applications Corp. (a development stage company) as of December 31, 2011 and 2012 and the results of its operations, its cash flows and changes in stockholders' deficiency from inception (March 7, 2008) and for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred a $78,000 loss from operations.  The Company may not have adequate readily available resources to fund operations through 2012. This raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

November 16, 2012
/s/ Michael F. Cronin

Michael F. Cronin
Certified Public Accountant, NY, FL

DYNAMIC APPLICATIONS CORP.
(A Development Stage Company)
Balance Sheets as of December 31, 2011 and 2010

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	7,927	4
Total current assets	7,927	4

Total Assets	$7,927	$4

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accountants payable	$280	$3,104
Accrued interest	1,808	-
Loans from related parties - directors and shareholders	28,436	28,436
Convertible note payable, net of discount	12,055	-
Total current liabilities	42,579	31,540

Stockholders' equity (deficit):
Preferred stock, $0.00001 par value; 20,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.00001 par value; 500,000,000 shares authorized; and
1,544,945,000 and 86,945,000 issued and outstanding at December 31, 2011 and 2010, respectively	15,450	870
Additional paid in capital	378,181	306,580
Stock subscriptions receivable	(10,801)	0
(Deficit) accumulated during the development stage	(417,482)	(338,986)
Total stockholders' equity (deficit)	(34,652)	(31,536)
Total Liabilities and Stockholders' Equity (Deficit)	$7,927	$4

The accompanying notes to financial statements are integral part of these financial statements.

DYNAMIC APPLICATIONS CORP.
(A Development Stage Company)
Statements of Operations
For the Years ended December 31, 2011 and 2010
And Cumulative From Inception (March 7, 2008) Through December 31, 2012

	Year	Year	Cumulative
	Ended	Ended	from
	December 31, 2011	December 31, 2010	Inception
Revenue	$-	$-	$-
Expenses:
Selling, general and administrative	64,633	3,104	353,605
Research and development	-	-	45,000
Total general and administrative expenses	64,633	3,104	398,605

(Loss) from operations	(64,633)	(3,104)	(398,605)

Other income (expense)
Interest expense	(13,863)	(3,104)	(13,863)
Loss on foreign currency transactions	-	-	(5,014)

Provision for income taxes	-	-	-
Net (loss)	$(78,496)	$(3,104)	$(417,482)

(Loss) per common share:
(Loss) per common share - basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding (basic and diluted)	514,358,699	86,945,000	195,305,567

The accompanying notes to financial statements are integral part of these financial statements.

DYNAMIC APPLICATIONS CORP.
(A Development Stage Company)
Statement of Changes in Stockholders' Equity (Deficit)
For the Period from Inception (March 7, 2008) Through December 31, 2011

			Additional	Stock	Accumulated	Total
	Common		Paid-in	Subscriptions	Deficit during the	stockholders'
	Shares	Amount	Capital	Receivable	Development Stage	deficit

Balance – March 7, 2008	-	$-	$-	$-	$-	$-
Common stock issued for cash	9,000,000	90	210	-	-	300
Common stock issued for cash	6,000,000	60	59,940	-	-	60,000
Common stock issued for cash	60,000,000	600	179,400	-	-	180,000
Net (loss) for the period	-	-	-	-	(89,785)	(89,785)
Balance – December 31, 2008	75,000,000	750	$239,550	$-	$(89,785)	$150,515
Common stock issued for cash	11,145,000	112	37,038	-	-	37,150
Common stock issued for cash	300,000	3	14,997	-	-	15,000
Common stock issued for cash	500,000	5	14,995	-	-	15,000
Net (loss) for the period	-	-	-	-	(246,097)	(246,097)
Balance – December 31, 2009	86,945,000	870	$306,580	$-	$(335,882)	$(28,432)
Net (loss) for the period	-	-	-	-	(3,104)	(3,104)
Balance – December 31, 2010	86,945,000	870	$306,580	$-	(338,986)	(31,536)
Common stock issued for cash	110,000,000	1,100	2,387	-	-	3,487
Common stock issued for cash	848,000,000	8,480	18,364	(10,801)	-	26,844
Common stock issued for cash	500,000,000	5,000	10,850	-	-	5,049
Discount on convertible note	-	-	40,000	-	-	40,000
Net (loss) for the period	-	-	-	-	(78,496)	(78,496)
Balance – December 31, 2011	1,544,945,000	15,450	$378,181	$(10,801)	$(417,482)	$(34,652)

The accompanying notes to financial statements are integral part of these financial statements.

DYNAMIC APPLICATIONS CORP.
(A Development Stage Company)
Statements of Cash Flows
For the years ended December 31, 2011 and 2010
For the Period from Inception (March 7, 2008) Through December 31, 2011

	Year	Year	Cumulative
	Ended	Ended	From
	December 31, 2011	December 31, 2010	Inception
Cash flows from operating activities:
Net (loss)	$(78,496)	$-	$(417,482)
Adjustments required to reconcile net (loss) to net cash (used in) operating activities:
Common stock issued for services	-	-	15,000
Amortization of beneficial conversion feature	12,055	-	12,055
Changes in net assets and liabilities:
Accounts payable and accrued liabilities	(1,016)	-	2,088
Net cash used in operating activities	(67,457)	-	(388,339)

Cash flows from investing activities:
Net cash used in investing activities	-	-	-

Cash flows from financing activities:
Proceeds from common stock issued	35,380	-	327,830
Procceds from convertible note payable	40,000	-	40,000
Proceeds from shareholder loans	-	-	28,436
Net cash provided by financing activities	75,380	-	396,266

Net (decrease) increase in cash	7,923	-	7,927
Cash - Beginning of period	4	4	-
Cash - End of period	$7,927	$4	$7,927

The accompanying notes to financial statements are integral part of these financial statements.

DYNAMIC APPLICATIONS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011

(1)  Summary of Significant Accounting Policies

Basis of Presentation and Organization

Dynamic Applications Corp. (“Dynamic Applications” or the “Company”) is a Delaware corporation in the development stage and has not commenced operations. The Company was incorporated under the laws of the State of Delaware on March 7, 2008. The Company has changed its business plan and is now planning to focus its activities in the clean tech industry and is considering various initiatives. The accompanying financial statements of Dynamic Applications were prepared from the accounts of the Company under the accrual basis of accounting.

Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Revenue Recognition

The Company is in the development stage. Once the Company has commenced operations, it will recognize revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.

Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common stock equivalents were not included in the computation of diluted earnings per share in the statement of operations due to the fact that the Company reported a net loss and to do so would be anti-dilutive for the periods presented.

Income Taxes

We have adopted ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange. As of December 31, 2011, the carrying value of accrued liabilities, and loans from directors and stockholders approximated fair value due to the short-term nature and maturity of these instruments.

Deferred Offering Costs

The Company defers the direct incremental costs of raising capital as other assets until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated.

 Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives when events or circumstances lead management to believe that the carrying value of an asset may not be recoverable. For the period ended December 31, 2011, no events or circumstances occurred for which an evaluation of the recoverability of long-lived assets was required.

Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions. As such, subsequent registration costs and expenses are expensed as incurred.

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and expenses for the period. Actual results could differ from those estimates made by management.

Stock Based Compensation

Stock-based awards are accounted for using the fair value method in accordance with ASC 718, Share-Based Payments. Our primary type of share-based compensation consists of stock options. We use the Black-Scholes option pricing model in valuing options. The inputs for the valuation analysis of the options include the market value of the Company’s common stock, the estimated volatility of the Company’s common stock, the exercise price of the warrants and the risk free interest rate.

Accounting For Obligations And Instruments Potentially To Be Settled In The Company’s Own Stock:

We account for obligations and instruments potentially to be settled in the Company’s stock in accordance with FASB ASC 815, Accounting for Derivative Financial Instruments. This issue addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, the Company’s own stock.

Recent Accounting Pronouncements

We qualify as an “emerging growth company” under the 2012 JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As an emerging growth company, we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period.

In May 2011, the FASB issued ASU 2011-04, "Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards ("IFRSs")." Under ASU 2011-04, the guidance amends certain accounting and disclosure requirements related to fair value measurements to ensure that fair value has the same meaning in U.S. GAAP and in IFRS and that their respective fair value measurement and disclosure requirements are the same. ASU 2011-04 is effective for public entities during interim and annual periods beginning after December 15, 2011. Early adoption is not permitted. The Company does not believe that the adoption of ASU 2011-04 will have a material impact on the Company's results of operation and financial condition.

In June 2011, the FASB issued ASU No. 2011-05, "Comprehensive Income (ASC Topic 220): Presentation of Comprehensive Income," ("ASU 2011-05") which amends current comprehensive income guidance. This accounting update eliminates the option to present the components of other comprehensive income as part of the statement of shareholders' equity. Instead, comprehensive income must be reported in either a single continuous statement of comprehensive income which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements. ASU 2011-05 will be effective for public companies during the interim and annual periods beginning after Dec. 15, 2011 with early adoption permitted. The Company does not believe that the adoption of ASU 2011-05 will have a material impact on the Company's results of operation and financial condition.

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries.  None of the updates are expected to a have a material impact on the Company's financial position, results of operations or cash flows.

(2)  Development Stage Activities and Going Concern

The Company was incorporated in Delaware on March 7, 2008 and is a development stage company engaged in the business of developing equipment covered by an exclusive world-wide patent (Patent No. 5497555) which it acquired from Appelfeld Zer Fisher in a patent transfer and sale agreement. The patent and related technology covers the design and development of an electromagnetic percussion device with a striking piston made of a single monolithic block (the "Patented Device"). The business plan of the Company is to continue development of its Patented Device as well at its focus on developing new technologies in the clean tech industry and is considering various initiatives.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has no revenue to cover its operating costs, and as such, has incurred an operating loss since inception. Further, as of December 31, 2011, the cash resources of the Company were insufficient to meet its current business plan. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

(3)  Loans from Related Parties - Directors and Stockholders

As of December 31, 2011, loans from related parties amounted to $28,436, and represented working capital advances from officers who are also stockholders of the Company. The loans are unsecured, non-interest bearing, and due on demand.

(4)  Convertible Notes Payable

On September 13, 2011, the Company signed a $40,000 promissory note with a third party. On December 22, 2011 the promissory note was converted to a convertible promissory note.  The note bears interest at 15% per annum and is due on September 12, 2012.  The note has conversion rights that allow the holder of the note to convert the principal balance into the Company’s common stock at any time and at the Lender's sole discretion, at the lower of: (i) the most recent price of the private sale of the Company's Shares in connection with any private placement subscription agreement; or (ii) the par value of the Shares at the date of conversion.

The convertible debt security was issued with a non-detachable conversion feature. We evaluate and account for such securities in accordance with ASC 470-20, “Debt – Debt with Conversion and Other Options”. The note was considered to have an embedded beneficial conversion feature because the effective conversion price was less than the quoted market price at the time of the issuance. This resulted in a discount to the carrying amount of the note equal to:

- the difference between the effective conversion rate and the market price of our common stock on the date of issuance; multiplied by

- the number of shares into which the notes are convertible

The Company calculated the value of the BCF using the intrinsic method as stipulated in ASC 470. The BCF has been recorded as a discount to the notes payable and to Additional Paid-in Capital.

As of December 31, 2011, the balance of convertible notes payable is $40,000 net of unamortized discounts of $27,945.

For the year ended December 31, 2011 the Company has accrued $1,808 in interest expense related to the note and has amortized $12,055 of the beneficial conversion features which has been recorded as interest expense.

(5)  Common Stock

On March 17, 2008, the Company issued 9,000,000 (post forward stock split) shares of its common stock to two individuals who are Directors and officers for proceeds of $300.

The Company has completed a capital formation activity in accordance with a Registration Statement on Form S-1 submitted to the SEC to register and sell in a self-directed offering 6,000,000 (post forward stock split) shares of newly issued common stock at an offering price of $0.04 per share for proceeds of $80,000. The Registration Statement on Form S-1 was filed with the SEC on May 6, 2008 and declared effective on May 15, 2008. The Company had incurred $20,000 of deferred offering costs related to this capital formation activity.

As of December 10, 2008 the Company raised $200,000 and issued 60,000,000 (post forward stock split) shares of its common stock pursuant to a private placement offering of 28,000,000 shares, at a purchase price of $0.01 per share. The Company received proceeds of $200,000. The Company incurred $20,000 of deferred offering costs related to this capital formation activity.

On February 5, 2009, the Company implemented a 3 for 1 forward stock split on its issued and outstanding shares of common stock to the holders of record as of February 5, 2009. As a result of the split, each holder of record on the record date automatically received two additional shares of the Company’s common stock. After the split, the number of shares of common stock issued and outstanding were 86,145,000 shares. The accompanying financial statements and related notes thereto have been adjusted accordingly to reflect this forward stock split.

On August 9, 2009, the Company agreed to issue to each of Messrs. Palas, Keshet and Weinberg 7,178,750 shares of the common stock of the Company, which constituted an aggregate total of 21,538,250 of such shares in connection with the execution of a Cooperation and Partnership Agreement with GBH, pursuant to which, among other things, GBH agreed to contribute, convey, assign and transfer to the Company all of GBH's rights title and interest in specified carbon credit projects. These share issuances are subject to the prior finalization and approval of a stock plan relating to the common stock under applicable Israeli law by the Company and/or its Israeli subsidiary, which finalization and approval remains pending. In November 2009 this agreement was cancelled entirely and the commitment to issue shares was alleviated.

On September 16, 2009, the Company raised $15,000 and issued 300,000 (post forward stock split) shares of its common stock pursuant to a private placement offering, at a purchase price of $0.05 per share.

On October 13, 2009 Dynamic Applications Corp. entered into an amendment to the Executive Employment Agreement between the Company and Mr. Asher Zwebner, the Company's chief financial officer.  Under the Amendment, Mr. Zwebner's term of employment was extended until October 31, 2010 and in lieu of the existing employment compensation set forth in the employment agreement, Mr. Zwebner received 500,000 shares of common stock in the Company. The shares were valued at the trading price on the day that the shares were issued less 40% discount for restricted trading.

On August 23, 2011, the Company raised $3,487 and issued 110,000,000 shares of its common stock pursuant to a private placement offering, at a purchase price of $0.0000317 per share.

On September 8, 2011, the Company amended its Certificate of Incorporation to increase the authorized share and to change the par value to $0.00001.

On September 27, 2011, the Company raised $26,844 and issued 848,000,000 shares of its common stock pursuant to a private placement offering, at a purchase price of $0.0000317 per share.

On December 21, 2011, the Company raised $15,850 (of which $10,801 was receivable at December 31, 2011) and issued 500,000,000 shares of its common stock pursuant to a private placement offering, at a purchase price of $0.0000317 per share.

(6)  Income Taxes

As of December 31, 2011, the Company had approximately $405,000 in tax loss carryforwards that can be utilized in future periods to reduce taxable income, and expire in the year 2031. We have determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all our net deferred tax asset.

Future utilization of currently generated federal and state NOL and tax credit carry forwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitation may result in the expiration of NOL and tax credit carry forwards before full utilization. The Company is not under examination by any jurisdiction for any tax year. Our federal and state income tax returns are open for fiscal years ending on or after December 31, 2008.

The Company did not identify any material uncertain tax positions.  The Company did not recognize any interest or penalties for unrecognized tax benefits.The Company has filed income tax returns in the United States.

(7)  Related Party Transactions

As described in Note 4, as of September 30, 2009, the Company owed $28,436 to Directors, officers, and principal stockholders of the Company for working capital loans.

As described in Note 5, on March 17, 2008, the Company issued 9,000,000 (post forward stock split) shares of its common stock to Directors and officers for proceeds of $300.

(8)  Concentration of Credit Risk

The Company’s cash and cash equivalents are invested in a major bank in Israel and are not insured. Management believes that the financial institution that holds the Company’s investments is financially sound and accordingly, minimal credit risk exists with respect to these investments.

(9)  Subsequent Event

On January 9, 2012, the Company raised $1,204 and issued 38,000,000 shares of its common stock pursuant to a private placement offering, at a purchase price of $0.0000317 per share. On September 10, 2012 we filed a Certificate of Amendment to our Certificate of Incorporation with the State of Delaware to change the authorized common stock to 500,000,000 shares par value $0.00001. The certificate of amendment also authorized a reverse split of common stock at the ration of 1:100.

INTERIM UNAUDITED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 Back to Table of Contents

DYNAMIC APPLICATIONS CORP.
(A Development Stage Company)
Balance Sheets as of September 30, 2012 (Unaudited) and 2011 (Audited)

	September 30, 2012	December 31, 2010
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	8,683	7,927
Total current assets	8,683	7,927

Total Assets	$8,683	$7,927

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accountants payable and accrued liabilities	$8,490	$2,088
Loans from related parties - directors and shareholders	28,436	28,436
Convertible note payable, net of discount	43,256	12,055
Total current liabilities	80,182	42,579

Stockholders' equity (deficit):
Preferred stock, $0.00001 par value; 20,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.00001 par value; 500,000,000 shares authorized; and
15,829,450 and 15,449,450 issued and outstanding at September 30, 2012 and December 31, 2011, respectively	158	154
Additional paid in capital	422,639	393,477
Stock subscriptions receivable	-	(10,801)
(Deficit) accumulated during the development stage	(494,292)	(417,482)
Total stockholders' equity (deficit)	(71,499)	(34,652)
Total Liabilities and Stockholders' Equity (Deficit)	$8,683	$7,927

The accompanying notes to financial statements are integral part of these financial statements.

DYNAMIC APPLICATIONS CORP.
(A Development Stage Company)
Statements of Operations
For the Three and Nine Months Ended September 30, 2012 and 2011
And Cumulative From Inception (March 7, 2008) Through September 30, 2012 (Unaudited)

					For the Period
	Three Months	Three Months	Nine Months	Nine Months	from Inception
	Ended	Ended	Ended	Ended	(March 7, 2008) through
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011	September 30, 2012
Revenue	$-	$-	$-	$-	$-
Expenses:
Selling, general and administrative	4,799	-	40,929	56,963	394,534
Research and development	-	-	-	-	45,000
Total general and administrative expenses	4,799	-	40,929	56,963	439,534

(Loss) from operations	(4,799)	-	(40,929)	(56,963)	(439,534)

Other income (expense)
Interest expense	(16,268)	-	(35,881)	2,521	(49,744)
Loss on foreign currency transactions	-	-	-	-	(5,014)

Provision for income taxes	-	-	-	-	-
Net (loss)	$(16,268)	$-	$(76,810)	$(59,484)	$(494,292)

(Loss) per common share:
(Loss) per common share - basic and diluted	$(0.00)	$-	$(0.00)	$(0.00)

Weighted average number of
common shares outstanding (basic and diluted)	15,829,450	869,450	15,812,740	869,540

The accompanying notes to financial statements are integral part of these financial statements.

DYNAMIC APPLICATIONS CORP.
(A Development Stage Company)
Statement of Changes in Stockholders' Equity (Deficit)
For the Period from Inception (March 7, 2008) Through September 30, 2012

			Additional	Stock	Accumulated	Total
	Common		Paid-in	Subscriptions	Deficit during the	stockholders'
	Shares	Amount	Capital	Receivable	Development Stage	deficit

Balance – March 7, 2008	-	$-	$-	$-	$-	$-
Common stock issued for cash	9,000,000	90	210	-	-	300
Common stock issued for cash	6,000,000	60	59,940	-	-	60,000
Common stock issued for cash	60,000,000	600	179,400	-	-	180,000
Net (loss) for the period	-	-	-	-	(89,785)	(89,785)
Balance – December 31, 2008	75,000,000	750	$239,550	$-	$(89,785)	$150,515
Common stock issued for cash	11,145,000	112	37,038	-	-	37,150
Common stock issued for cash	300,000	3	14,997	-	-	15,000
Common stock issued for cash	500,000	5	14,995	-	-	15,000
Net (loss) for the period	-	-	-	-	(246,097)	(246,097)
Balance – December 31, 2009	86,945,000	870	$306,580	$-	$(335,882)	$(28,432)
Net (loss) for the period	-	-	-	-	(3,104)	(3,104)
Balance – December 31, 2010	86,945,000	870	$306,580	$-	(338,986)	(31,536)
Common stock issued for cash	110,000,000	1,100	2,387	-	-	3,487
Common stock issued for cash	848,000,000	8,480	18,364	(10,801)	-	26,844
Common stock issued for cash	500,000,000	5,000	10,850	-	-	5,049
Discount on convertible note	-	-	40,000	-	-	40,000
Net (loss) for the period	-	-	-	-	(78,496)	(78,496)
Balance – December 31, 2011	1,544,945,000	15,450	$378,181	$(10,801)	$(417,482)	$(34,652)
Common stock issued for cash	38,000,000	380	984	-	-	1,364
Stock subscription payment received	-	-	-	10,801	-	10,801
Impact of beneficial conversion feature	-	-	27,800	-	-	27,800
Effect of 1:100 reverse stock split	(1,567,115,550)	(15,672)	15,672	-	-	-
Net (loss) for the period	-	-	-	-	(76,810)	(76,810)
Balance – December 31, 2011	15,829,450	158	$422,637	$-	$(494,292)	$(71,497)

The accompanying notes to financial statements are integral part of these financial statements.

DYNAMIC APPLICATIONS CORP.
(A Development Stage Company)
Statements of Cash Flows
For the Nine Months Ended September 30, 2012 and 2011
And Cumulative From Inception (March 7, 2008) Through September 30, 2012 (Unaudited)

	Nine Months	Nine Months	Cumulative
	Ended	Ended	From
	September 30, 2012	September 30, 2011	Inception
Cash flows from operating activities:
Net (loss)	$(76,810)	$59,484	$(494,292)
Adjustments required to reconcile net (loss) to net cash (used in) operating activities:
Common stock issued for services	-	-	15,000
Amortization of beneficial conversion feature	31,201	2,192	43,256
Changes in net assets and liabilities:
Accounts payable and accrued liabilities	6,398	329	8,486
Net cash used in operating activities	(39,211)	(56,963)	(427,550)

Cash flows from investing activities:
Net cash used in investing activities	-	-	-

Cash flows from financing activities:
Proceeds from common stock issued	12,167	30,330	339,997
Procceds from convertible note payable	27,800	40,000	67,800
Proceeds from shareholder loans	-	-	28,436
Net cash provided by financing activities	39,967	70,330	436,233

Net (decrease) increase in cash	756	13,367	8,683
Cash - beginning of period	7,927	4	-
Cash - end of period	$8,683	$13,371	$8,683

Supplemental Disclosure of Cash Flow Information:
Cash paid dring the period for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

The accompanying notes to financial statements are integral part of these financial statements.

DYNAMIC APPLICATIONS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS
SEPTEMBER 30, 2012

(1)  Summary of Significant Accounting Policies

Basis of Presentation and Organization

Dynamic Applications Corp. (“Dynamic Applications” or the “Company”) is a Delaware corporation in the development stage and has not commenced operations. The Company was incorporated under the laws of the State of Delaware on March 7, 2008. The Company has changed its business plan and is now planning to focus its activities in the clean tech industry and is considering various initiatives. The accompanying financial statements of Dynamic Applications were prepared from the accounts of the Company under the accrual basis of accounting.

Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Revenue Recognition

The Company is in the development stage. Once the Company has commenced operations, it will recognize revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.

Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common stock equivalents were not included in the computation of diluted earnings per share in the statement of operations due to the fact that the Company reported a net loss and to do so would be anti-dilutive for the periods presented. All per share disclosures retroactively reflect shares outstanding or issuable as though the reverse split had occurred January 1, 2010

Income Taxes

Deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange. The carrying value of accrued liabilities, and loans from directors and stockholders approximated fair value due to the short-term nature and maturity of these instruments.

Deferred Offering Costs

The Company defers the direct incremental costs of raising capital as other assets until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives when events or circumstances lead management to believe that the carrying value of an asset may not be recoverable. For the period ended June 30, 2012, no events or circumstances occurred for which an evaluation of the recoverability of long-lived assets was required.

Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions. As such, subsequent registration costs and expenses are expensed as incurred.

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and expenses for the period. Actual results could differ from those estimates made by management.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, "Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards ("IFRSs")." Under ASU 2011-04, the guidance amends certain accounting and disclosure requirements related to fair value measurements to ensure that fair value has the same meaning in U.S. GAAP and in IFRS and that their respective fair value measurement and disclosure requirements are the same. ASU 2011-04 is effective for public entities during interim and annual periods beginning after December 15, 2011. Early adoption is not permitted. The Company does not believe that the adoption of ASU 2011-04 will have a material impact on the Company's results of operation and financial condition.

In June 2011, the FASB issued ASU No. 2011-05, "Comprehensive Income (ASC Topic 220): Presentation of Comprehensive Income," ("ASU 2011-05") which amends current comprehensive income guidance. This accounting update eliminates the option to present the components of other comprehensive income as part of the statement of shareholders' equity. Instead, comprehensive income must be reported in either a single continuous statement of comprehensive income which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements. ASU 2011-05 will be effective for public companies during the interim and annual periods beginning after Dec. 15, 2011 with early adoption permitted. The Company does not believe that the adoption of ASU 2011-05 will have a material impact on the Company's results of operation and financial condition.

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries.  None of the updates are expected to a have a material impact on the Company's financial position, results of operations or cash flows.

(2) Development Stage Activities and Going Concern

The Company was incorporated in Delaware on March 7, 2008 and is a development stage company engaged in the business of developing equipment covered by an exclusive world-wide patent (Patent No. 5497555) which it acquired from Appelfeld Zer Fisher in a patent transfer and sale agreement. The patent and related technology covers the design and development of an electromagnetic percussion device with a striking piston made of a single monolithic block (the "Patented Device"). The Company in addition to developing its Patented Device, is also pursuing the acquisition of business technologies in the green technology field and related technologies. The business plan of the Company is to continue development of its Patented Device as well at its focus on developing new technologies in the clean tech industry and is considering various initiatives.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has no revenue to cover its operating costs, and as such, has incurred an operating loss since inception. Further, as of June 30, 2012, the cash resources of the Company were insufficient to meet its current business plan. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

(3) Loans from Related Parties - Directors and Stockholders

As of June 30, 2012, loans from related parties amounted to $28,436, and represented working capital advances from officers who are also stockholders of the Company. The loans are unsecured, non-interest bearing, and due on demand.

(4) Convertible Notes Payable

On September 13, 2011, the Company signed a $40,000 promissory note with a third party. On December 22, 2011 the promissory note was converted to a convertible promissory note.  The note bears interest at 15% per annum and is due on September 12, 2012.  The note has conversion rights that allow the holder of the note to convert the principal balance into the Company’s common stock at any time and at the Lender's sole discretion, at the lower of: (i) the most recent price of the private sale of the Company's Shares in connection with any private placement subscription agreement; or (ii) the par value of the Shares at the date of conversion.

In accordance with ASC 470, the Company has analyzed the beneficial nature of the conversion terms and determined that a beneficial conversion feature (BCF) exists.  The Company calculated the value of the BCF using the intrinsic method as stipulated in ASC 470. The BCF has been recorded as a discount to the notes payable and to Additional Paid-in Capital.

As of June 30, 2012, the balance of convertible notes payable is $31,891 net of unamortized discounts of $8,109.

For the period ended June 30, 2012 the Company has recognized $2,975 in interest expense related to the note and has amortized $19,836 of the beneficial conversion features which has been recorded as interest expense.

(5) Common Stock

On March 17, 2008, the Company issued 9,000,000 (post forward stock split) shares of its common stock to two individuals who are Directors and officers for proceeds of $300.

The Company has completed a capital formation activity in accordance with a Registration Statement on Form S-1 submitted to the SEC to register and sell in a self-directed offering 6,000,000 (post forward stock split) shares of newly issued common stock at an offering price of $0.04 per share for proceeds of $80,000. The Registration Statement on Form S-1 was filed with the SEC on May 6, 2008 and declared effective on May 15, 2008. The Company had incurred $20,000 of deferred offering costs related to this capital formation activity.

As of December 10, 2008 the Company raised $200,000 and issued 60,000,000 (post forward stock split) shares of its common stock pursuant to a private placement offering of 28,000,000 shares, at a purchase price of $0.01 per share. The Company received proceeds of $200,000. The Company incurred $20,000 of deferred offering costs related to this capital formation activity.

On February 5, 2009, the Company implemented a 3 for 1 forward stock split on its issued and outstanding shares of common stock to the holders of record as of February 5, 2009. As a result of the split, each holder of record on the record date automatically received two additional shares of the Company’s common stock. After the split, the number of shares of common stock issued and outstanding were 86,145,000 shares. The accompanying financial statements and related notes thereto have been adjusted accordingly to reflect this forward stock split.

On August 9, 2009, the Company agreed to issue to each of Messrs. Palas, Keshet and Weinberg 7,178,750 shares of the common stock of the Company, which constituted an aggregate total of 21,538,250 of such shares in connection with the execution of a Cooperation and Partnership Agreement with GBH, pursuant to which, among other things, GBH agreed to contribute, convey, assign and transfer to the Company all of GBH's rights title and interest in specified carbon credit projects. These share issuances are subject to the prior finalization and approval of a stock plan relating to the common stock under applicable Israeli law by the Company and/or its Israeli subsidiary, which finalization and approval remains pending. In November 2009 this agreement was cancelled entirely and the commitment to issue shares was alleviated.

On September 16, 2009, the Company raised $15,000 and issued 300,000 (post forward stock split) shares of its common stock pursuant to a private placement offering, at a purchase price of $0.05 per share.

On October 13, 2009 Dynamic Applications Corp. entered into an amendment to the Executive Employment Agreement between the Company and Mr. Asher Zwebner, the Company's chief financial officer.  Under the Amendment, Mr. Zwebner's term of employment was extended until October 31, 2010 and in lieu of the existing employment compensation set forth in the employment agreement, Mr. Zwebner received 500,000 shares of common stock in the Company. The shares were valued at the trading price on the day that the shares were issued less 40% discount for restricted trading.

On August 23, 2011, the Company raised $3,487 and issued 110,000,000 shares of its common stock pursuant to a private placement offering, at a purchase price of $0.0000317 per share.

On September 8, 2011, the Company amended its Certificate of Incorporation to increase the authorized share and to change the par value to $0.00001.

On September 27, 2011, the Company raised $26,844 and issued 848,000,000 shares of its common stock pursuant to a private placement offering, at a purchase price of $0.0000317 per share.

On December 21, 2011, the Company raised $15,850 and issued 500,000,000 shares of its common stock pursuant to a private placement offering, at a purchase price of $0.0000317 per share.

On January 9, 2012, the Company raised $1,204 and issued 38,000,000 shares of its common stock pursuant to a private placement offering, at a purchase price of $0.0000317 per share.

On October 19, 2012, we filed a Certificate of Amendment to our Certificate of Incorporation with the State of Delaware to change the authorized capital stock to 520,000,000 shares consisting of 500,000,000 shares of common stock, par value $0.00001 and 20,000,000 shares of preferred stock, par value $0.00001. The certificate of amendment also authorized a reverse split of common stock at the ration of 1:100. All per share disclosures retroactively reflect shares outstanding or issuable as though the reverse split had occurred January 1, 2010.

(6)  Income Taxes

The Company provided a valuation allowance equal to the deferred income tax assets for the periods ended September 30, 2012 and December 31, 2011, because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

As of September 30, 2012, the Company had approximately $429,000 in tax loss carryforwards that can be utilized in future periods to reduce taxable income, and expire in the year 2032.

The Company did not identify any material uncertain tax positions.  The Company did not recognize any interest or penalties for unrecognized tax benefits.

The Company has filed income tax returns in the United States. All tax years are closed by expiration of the statute of limitations.

(7)  Related Party Transactions

As described in Note 3, as of June 30, 2012, the Company owed $28,436 to Directors, officers, and principal stockholders of the Company for working capital loans.

As described in Note 5, on March 17, 2008, the Company issued 9,000,000 (post forward stock split) shares of its common stock to Directors and officers for proceeds of $300.

(8)  Concentration of Credit Risk

The Company’s cash and cash equivalents are invested in a major bank in Israel and are not insured. Management believes that the financial institution that holds the Company’s investments is financially sound and accordingly, minimal credit risk exists with respect to these investments.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE Back to Table of Contents

Not Applicable.

ITEM 15. EXHIBITS Back to Table of Contents

(a) See the index to financial statements.

(b) Exhibits. The following documents are filed as exhibits to this registration statement:

Exhibit	Description of Exhibit
3.1a	Articles of Incorporation, filed herewith.
3.1b	Articles of Incorporation, as amended, filed herewith.
3.2	Bylaws, filed herewith
23	Consent of Independent Registered Public Accounting Firm, herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 21, 2012

Dynamic Applications Corp.
By: Ori Goore, CEO and Director
/s/ Ori Goore

Dynamic Applications Corp.
By: Asher Zwebner, CFO and Director
/s/ Asher Zwebner